EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

Period April 1, 2002, Through March 31, 2003
Earnings of the Company	$836,867
Basic:
Average shares outstanding	410,211
Earnings per share	$2.04
Diluted:
Average shares outstanding	419,316
Earnings per share	$2.00

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